UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Cooper-Standard Holdings Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COOPER-STANDARD STRONGLY RECOMMENDS A VOTE “FOR” ALL OF ITS DIRECTOR NOMINEES; PROVIDES ADDITIONAL INFORMATION REGARDING THE EXTENSION
OF ITS RIGHTS AGREEMENT

This proxy statement supplement, dated April 28, 2026 (this “supplement”), is furnished to the holders of common stock (the “Common Stock”) of Cooper-Standard Holdings Inc. (“Cooper-Standard,” the “Company,” “we,” “us” or “our”) in connection with the solicitation of proxies by Cooper-Standard on behalf of the board of directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders, or any adjournments or postponements thereof, to be held on May 14, 2026 (the “Annual Meeting”). This supplement includes additional information with respect to Proposal 1 – Election of Directors to address the stockholder voting recommendation published by Institutional Shareholder Services (“ISS”) and provides supplemental information with respect to the Company’s extension of its existing Section 382 Rights Agreement (the “Rights Plan”).

Summary

On November 7, 2022, the Board adopted the Rights Plan in an effort to protect stockholder value by attempting to protect against a possible limitation on the Company’s ability to use its net operating losses, any loss or deduction attributable to a “net unrealized built-in loss” and other tax attributes (collectively, the “Tax Benefits”). The Rights Plan had an initial term of one year which would be extended to three years upon approval of the Rights Plan by the Company’s stockholders. On May 18, 2023, the Company’s stockholders approved the Rights Plan. Subsequently, on September 12, 2025, as permitted by the terms of the stockholder-approved Rights Plan, the Company extended its term for a one-year period so that the plan would expire on November 5, 2026 (as opposed to November 6, 2025).

ISS has recommended that its clients vote “against” the Company’s director nominees at the Annual Meeting because the Board adopted a one-year extension to its Rights Plan, which was permitted per the terms of the plan previously approved by the Company’s stockholders in 2023, without submitting the one-year extension to a stockholder vote.

Our Board and our management respectfully disagree with ISS’s recommendation for several reasons:

☑     The Company’s Tax Benefits are valuable assets
☑     The Rights Plan was extended to protect the Tax Benefits for all stockholders and is in the best interests of the Company and its stockholders
☑    The Company’s stockholders previously approved the adoption of the Rights Plan which provided the Board with the authority to extend the Rights Plan without additional stockholder approval
☑    The Board approved a short-term extension of one year
☑    The Rights Plan terminates early if it is determined that it is not needed to protect the Tax Benefits

We ask for your support by voting in accordance with the Board’s recommendations on all proposals submitted for your consideration at our Annual Meeting. Specifically, the Board asks that you vote “FOR” the re-election of our directors in Proposal 1.

The Company’s Tax Benefits Are Valuable Assets and the Board extended the Rights Plan to Protect the Tax Benefits

The Company views its Tax Benefits as highly valuable assets. As of December 31, 2025, the Company had approximately $216 million in Tax Benefits that could be available to offset its future U.S. federal taxable income, which could result in a reduction in the Company’s U.S. federal income tax obligations. The Board amended the Rights Plan to provide for a one-year extension, which is permitted by the terms of the Rights Plan previously approved by more than 95% of the Company’s stockholders, to continue to protect its existing Tax Benefits.

If the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code, as amended (the “Code”), its ability to use the Tax Benefits could be substantially limited, and the timing of the usage of the Tax Benefits could be substantially delayed, which could significantly impair the value of the Tax Benefits. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. The Rights Plan is intended to act as a deterrent to any person acquiring 4.9% or more of the outstanding shares (an “acquiring person”) of the Common Stock without the approval of the Board. This would protect the Tax Benefits because changes in ownership by a person owning less than 4.9% of the Common Stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code.

The Rights Plan provides for its early termination following a determination by the Board that it is no longer necessary or desirable for the preservation of the Tax Benefits, or no Tax Benefits are available to be carried forward or available.

We strongly oppose ISS’s recommendation to vote against the Company’s directors solely because they approved a one-year extension of the Rights Plan

We disagree with ISS’s recommendation to vote against the re-election of the Company’s directors solely on the basis that the Board approved a one-year extension of the Rights Plan to protect the Company’s Tax Benefits. In extending the Rights Plan as permitted by the terms approved by the Company’s stockholders in 2023, our Board is not seeking to entrench itself through the extension of the Rights Plan. Rather, our Board is seeking to ensure that the Company’s existing Tax Benefits, which are valuable assets of the Company, are not inadvertently lost or limited.

We do not agree with ISS’s view that a short-term extension to an existing rights agreement without stockholder approval should result in votes against the re-election of all directors. As previously stated, the amendment to the Rights Plan, to provide for the short-term extension, is allowed by the terms approved by the Company’s stockholders in 2023 – and no other changes were made to the Rights Plan.

Further, we note that ISS’s sole stated concern to warrant a recommendation to vote against re-election of all of the Company’s directors is because of the action to extend the Rights Plan that was taken by our Board in September 2025. ISS has not expressed any concerns related to our directors’ specific skills, experience, qualifications, or characteristics, or their ability to lead our Company going forward. For these reasons, we do not believe that ISS’s recommendation is in the best interests of Cooper-Standard or its stockholders.

To the extent the Board elects in the future to adopt a new, long-term Section 382 rights agreement to further protect the Tax Benefits, the Board will submit any such plan to the Company’s stockholders for approval.

Except as described in this supplement, none of the items or information presented in the proxy statement is affected by this supplement. This supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The proxy statement contains other important additional information. We encourage you to carefully read this supplement together with the proxy statement.

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2026

This supplement, the proxy statement, the annual report to stockholders and related materials are available at www.proxyvote.com.